                             SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of the
                          Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

 .................Health-Chem Corporation.....................
      (Name of Registrant as Specified in Its Charter)


 .................Health-Chem Corporation.....................
        (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:
          ...........................................................

      2)  Aggregate number of securities to which transaction applies:
          ...........................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:_/
          ...........................................................

      4)  Proposed maximum aggregate value of transaction:
          ...........................................................

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount previously paid:
          ...........................................................

      2)  Form, Schedule or Registration Statement No.:
          ...........................................................

      3)  Filing Party:
          ...........................................................
      4)  Date Filed:
          ...........................................................

                         HEALTH-CHEM CORPORATION
                       1212 AVENUE OF THE AMERICAS
                        NEW YORK, NEW YORK  10036

                            ________________

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To be held May 7, 1996

To the Stockholders of Health-Chem Corporation:

     Notice is hereby given that the Annual Meeting of Stockholders of Health-Chem Corporation (the "Company") will be held at the Sheraton Grande Hotel, 333 South Figueroa Street, Los Angeles, California, on May 7, 1996 at 9:00 A.M. (local time) for the following purposes:

     1.  To elect ten directors.

     2. To transact any such other business as may come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 22, 1996 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

     A proxy and return envelope are enclosed for your convenience.

                               By Order of the Board of Directors

                               Marvin M. Speiser,
                               Chairman of the Board and President

April 5, 1996

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, A RETURN ENVELOPE REQUIRING NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE. PROMPT RETURN OF THE PROXY WILL ASSURE A QUORUM AND SAVE THE COMPANY UNNECESSARY EXPENSE.

                            HEALTH-CHEM CORPORATION
                          1212 AVENUE OF THE AMERICAS
                           NEW YORK, NEW YORK  10036
                              _________________

PROXY STATEMENT
_________________

     This Proxy Statement is furnished to the stockholders of Health-Chem Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of the Company (the "Meeting") to be held on May 7, 1996 and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement and the enclosed proxy will commence on April 8, 1996.

     Only stockholders of record at the close of business on March 22, 1996, the record date for the Meeting, will be entitled to notice of and to vote at the Meeting. On the record date, the Company had outstanding for purposes of voting at the Meeting 7,982,424 shares of common stock, par value $.01 per share (the "Common Stock"). See "Security Ownership of Certain Beneficial Owners and Management."

     Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present and entitled to vote at the Meeting. Action on any other matter is approved by a majority vote of the outstanding shares of Common Stock present and entitled to vote at the Meeting.

     Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Company at any time before such proxies are voted or by submitting a duly executed proxy bearing a later date. Attendance at the Meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the Meeting at any time prior to the voting of the proxy.

     The Board of Directors does not know of any matter that is expected to be presented for consideration at the Meeting other than as is described in this Proxy Statement. However, if other matters properly come before the Meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

     All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the proxy will be voted for the nominees for election as directors of the Company listed below.

     The address of the Company's principal executive office is 1212 Avenue of the Americas, New York, New York 10036.

                           PROPOSAL NO. 1

                        ELECTION OF DIRECTORS

     The By-laws of the Company provide that the Board of Directors may, from time to time, fix the number of directors constituting the Board of Directors to be not less than three and not more than fifteen. On March 26, 1996, the Board of Directors determined that ten directors shall constitute the Board of Directors of the Company. At the Meeting, ten directors are to be elected to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. Set forth below are the names of the nominees for director, their ages, principal occupations and business experience for at least the previous five years. All of the nominees are presently directors of the Company. It is the intention of the persons named in the enclosed proxy to vote for the election as directors of the persons named in the table below unless a contrary direction is indicated on the enclosed proxy. If any such nominee should become unavailable for any reason, which the Board of Directors has no reason to anticipate, the persons named in the enclosed proxy reserve the right to substitute another person of their choice in his place. The holders of Common Stock are entitled to one vote per share. The election of each director will require the affirmative vote of a plurality of the votes cast at the Meeting.

Name                           Age(1)     Principal Occupation
Martin Benis, Ph.D.             69        Professor of Accounting and Auditing
                                          at Baruch College of the City
                                          University of New York

Steven Bernstein                39        Senior Vice President of the Company

Matthew Goldstein, Ph.D.        54        President of Baruch College of the
                                          City University of New York

Samuel R. Goodson               66        President of Pacific Combining
                                          Corporation

Paul R. Moeller                 49        Vice President-Finance of the
                                          Company and President of Hercon
                                          Environmental Corporation

Eugene Roshwalb                 56        Certified Public Accountant

Name                           Age(1)     Principal Occupation

Bruce M. Schloss                40        Vice President, Secretary and
                                          General Counsel of the Company

Marvin M. Speiser(2)            70        Chairman of the Board and President
                                          of the Company

Robert D. Speiser(2)            42        Executive Vice President of the
                                          Company and President of Transderm
                                          Laboratories Corporation and Hercon
                                          Laboratories Corporation

Milton Y. Zussman               74        Attorney

(1)  Age as of March 1, 1996.
(2)  Marvin M. Speiser is the father of Robert D. Speiser.

     The following are summaries of the business experience during at least the last five years of each of the persons nominated for election as a director of the Company.

     Martin Benis, Ph.D. has been Professor of Accounting and Auditing at Baruch College of the City University of New York since 1972. Dr. Benis served as the Chairman of the Department of Accounting at Baruch from 1981 to 1987. He is a certified public accountant and the author of a book on auditing standards and procedures as well as numerous articles and chapters in books on accounting and auditing. He became a director of the Company in March 1996.

     Steven Bernstein is an industrial engineer. He has been Senior Vice President of the Company since April 1, 1994. From September 1986 to March 1994, Mr. Bernstein served as Vice President-Operations of the Company. Prior thereto, he was Vice President-Operations of Union Broach Corporation, a former wholly-owned subsidiary of the Company ("Union Broach"). Mr. Bernstein was elected a director of the Company in December 1988.

     Matthew Goldstein, Ph.D. has served as President of Baruch College of the City University of New York ("The University") since September 1991. Dr. Goldstein was the Acting Vice Chancellor for Academic Affairs for The University from December 1990 to September 1991. He was President of the Research Foundation of The University from 1982 to August 1991. Dr. Goldstein is also a member of the Board of Trustees of the Bronx-Lebanon Hospital Center and of the Board of Directors of the Jean Cocteau Repertory, ex-officio. He became a director of the Company in March 1994.

     Samuel R. Goodson has served as President of Pacific Combining Corporation, a wholly-owned subsidiary of the Company ("Pacific"), for more than five years. He was elected a director of the Company in November 1989.

     Paul R. Moeller is a certified public accountant. In September 1985, he joined the Company as Group Controller. He has been Vice President-Finance of the Company since November 1988 and President of the Company's 98.5% owned subsidiary, Hercon Environmental Corporation ("Hercon Environmental"), since April 1995. From January 1992 to April 1995, Mr. Moeller served as President of the environmental division of Hercon Laboratories Corporation ("Hercon Laboratories") which is 98.5% owned by the Company's 90% owned subsidiary Transderm Laboratories Corporation ("Transderm").

     Eugene Roshwalb is a certified public accountant. He has maintained a practice as a sole practitioner for more than five years. He became a director of the Company in March 1991.

     Bruce M. Schloss is an attorney. He has been General Counsel of the Company since September 1991, Vice President since May 1992 and Secretary since October 1991. Mr. Schloss has been a practicing attorney in New York City for more than fifteen years. Prior to joining the Company, Mr. Schloss was a member of the firm of McLaughlin & Stern, Ballen and Ballen since April 1989. Mr. Schloss was elected a director of the Company in May 1994.

     Marvin M. Speiser has served as Chairman of the Board of Directors of the Company and President since January 1969.

     Robert D. Speiser has been Executive Vice President of the Company since April 1, 1994, President of Transderm since April 1989 and President of Hercon Laboratories since May 1990. From October 1986 to March 1994, he served as Senior Vice President of the Company. Mr. Speiser also served as President of Union Broach from January 1983 through November 1993. Prior to 1986, he served as Vice President of the Company. Mr. Speiser was elected a director of the Company in February 1983. Mr. Speiser is an attorney.

     Milton Y. Zussman has been an attorney operating as a sole practitioner for more than five years. Mr. Zussman also serves as Chairman of the Board of Directors of United Community Services of Metropolitan Detroit. He became a director of the Company in March 1991.


Directors' Fees, Committees and Meetings

     The Company does not compensate its employee directors for services rendered as directors. Non-employee directors receive $1,250 per month and an additional fee of $500 for each meeting of the Board of Directors attended and $500 for each committee meeting attended that is independently scheduled. Non-employee directors were also reimbursed for expenses incurred in attending such meetings. In addition, in 1995 the Company paid $20,000 for the benefit of Mr. Gregory P. Speiser, a non-employee director not standing for reelection in 1996, for consulting services rendered to the Company in connection with investment strategy and the Company's repurchase of its 10 3/8% convertible subordinated debentures. Mr. Eugene Roshwalb, a non-employee director, was provided with the use of a leased automobile for consulting services rendered to the Company in connection with the resolution of certain workers' compensation rate disputes. The adjusted annual lease value of this automobile in 1995 was $4,139.

     During 1995, the Board of Directors held five meetings and acted by unanimous consent on one occasion. During such period no director participated in fewer than 80% of the aggregate of the number of meetings of the Board of Directors and committees thereof of which such director was a member. The Board of Directors has, among others, an Audit Committee and a Compensation Committee. The Committees receive their authority and assignments from the Board of Directors and report to the Board. The Audit and Compensation Committees are currently composed of Eugene Roshwalb and Milton Y. Zussman, who are non-employee directors.

     The Audit Committee, among other things, is empowered to recommend to the Board of Directors the engagement of the independent auditors and to review the scope and procedures of the activities of the independent auditors and their reports on their audits. The Audit Committee meets periodically with the independent auditors and management to review their work and confirm that they are properly discharging their responsibilities. The Audit Committee met twice during the last year.

     The Compensation Committee is empowered to make recommendations to the Board of Directors relating to the overall compensation arrangements for senior management of the Company and to make recommendations to the Board of Directors pertaining to any compensation plans in which officers and directors of the Company are eligible to participate. The Compensation Committee is also responsible for the administration of the Company's stock option and performance equity plans and is the approving authority for management's recommendations with respect to option grants. The Compensation Committee met twice during 1995.

     The Company does not have a standing nomination committee.

                            EXECUTIVE OFFICERS

The following are the executive officers of the Company:
Officers                       Position                        Age(1)
Marvin M. Speiser (2)          Chairman of the Board           70
                               and President

Robert D. Speiser(2)           Executive Vice President of     42
                               the Company and President
                               of Transderm and Hercon
                               Laboratories

Thomas J. Atkins, Ph.D.        Vice President of Transderm     49
                               and Vice President-Research
                               and Development of Hercon
                               Laboratories

Steven Bernstein               Senior Vice President           39

Samuel R. Goodson              President of Pacific            66

James H. Heath                 Vice President-Market           50
                               Development of Hercon
                               Environmental

Donald E. Kauffman, Jr.        Vice President of               41
                               Transderm and Vice
                               President-Manufacturing of
                               Hercon Laboratories

Murray Lieber                  Vice President of Transderm     57
                               and Vice President-Marketing
                               of Hercon Laboratories

Peter F. McKernan              Executive Vice President        42
                               of Herculite

James N. Merrill               Executive Vice President        40
                               of Herculite

Paul R. Moeller                Vice President-Finance and      49
                               President of Hercon
                               Environmental

Alberto R. Quisumbing, Ph.D.   Vice President-Product          48
                               Development of Hercon
                               Environmental

Bruce M. Schloss               Vice President, Secretary       40
                               and General Counsel

James W. Walter                Vice President-Production of    67
                               Pacific

(1)  As of March 1, 1996
(2)  Marvin M. Speiser is the father of Robert D. Speiser.

     The following is a summary of the business experience during at least the last five years of all executive officers of the Company and its subsidiaries who are not directors or nominees for election as directors. Each of the officers serves at the discretion of the Board of Directors of the Company or its subsidiary, as the case may be, from the date of his election until the next annual meeting of the Board of Directors of the Company or its subsidiary or until his successor is elected and qualified, subject to earlier termination by removal or resignation.

     Thomas J. Atkins, Ph.D. has been Vice President of Transderm and Vice President-Research and Development of Hercon Laboratories since March 1996. Prior to joining Hercon Laboratories and since 1995, Dr. Atkins served as Vice President, Research and Development for Medisorb Technologies International, L.P. ("Medisorb"). From 1988 to 1994, he served as Director, Polymer Research and Drug Delivery Systems for Stolle Research & Development Corporation ("Stolle"). Both Medisorb and its parent Stolle are engaged in research and manufacturing of controlled release drug delivery systems. Dr. Atkins is the author of numerous publications and the inventor of numerous United States and foreign patents.

     James H. Heath has been Vice President-Market Development of Hercon Environmental since April 1995. He held the identical position with the environmental division of Hercon Laboratories from February 1995 to April 1995. From May 1994 to January 1995, Mr. Heath was Director of Marketing and Sales at Trece, Inc., a marketer of pheromone products. From 1992 to May 1994, he was a co-principal of Ridge Technologies, Inc., providing consulting services to the specialty chemical, pest control and animal health industries. From 1990 to 1992, Mr. Heath was Marketing Manager and then Business Manager at Roussel Bio Corporation for Roussel's Pest Control and Lawn & Garden Product divisions.

     Donald E. Kauffman, Jr. has been Vice President of Transderm since July 1995 and Vice President-Manufacturing of Hercon Laboratories since July 1987. Mr. Kauffman joined the Company in June 1976 and has served in various positions prior to becoming a Vice President of Hercon Laboratories in 1987.

     Murray Lieber has been Vice President of Transderm since July 1995 and Vice President-Marketing of Hercon Laboratories since June 1992. From September 1989 to June 1992, he was Vice President, Account Supervisor at Klemtner Advertising, a pharmaceutical advertising agency. Mr. Lieber was Vice President of Diversified Health Affiliates, Inc., a pharmaceutical and health care consulting firm, from January 1988 to September 1989. Prior thereto, Mr. Lieber held positions in marketing and business development at companies including Berlex Laboratories (a division of Schering AG), Roche Laboratories, and Warner-Chilcott Laboratories (a division of Warner Lambert Company).

     Peter F. McKernan has been an Executive Vice President of Herculite Products, Inc., a wholly-owned subsidiary of the Company ("Herculite"), since June 1993. For more than ten years prior thereto, Mr. McKernan was employed by the BTR Group of companies, a British industrial manufacturing concern where, for in excess of five years prior to June 1993, Mr. McKernan served as a Director of Business Development.

     James N. Merrill has been an Executive Vice President of Herculite since June 1993. Mr. Merrill joined Herculite in 1983 as Industrial Sales Manager. From July 1986 to June 1993, he served as Vice President-Sales and Marketing of Herculite. Mr. Merrill also served as President of the environmental division of Hercon Laboratories from April 1989 to December 1991.

     Alberto R. Quisumbing, Ph.D. has been Vice President-Product
Development of Hercon Environmental since April 1995. From April 1989 to April 1995, Dr. Quisumbing held the identical position with the environmental division of Hercon Laboratories. Dr. Quisumbing joined the Company in April 1975 as Field Applications Manager and has served in various positions prior to becoming a Vice President of Hercon
Environmental.

     James W. Walter has been Vice President-Production of Pacific since July 1985.


                        SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT

(a) As of February 29, 1996, other than as set forth in the following table, the Company knows of no other person or "group" (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) who beneficially owns more than 5% of any class of the Company's voting securities. The following table contains, as to each class of the Company's voting securities, the name and address of each such 5% beneficial owner, the amount of securities of such class beneficially owned, and the percent of such class beneficially owned.

                                                Number of Shares
                                                Beneficially Owned
               Name and address                 as of                   Percent
Title of Class of Beneficial Owner              February 29, 1996(1)    of Class
Common Stock   Marvin M. Speiser(2)             3,703,317(3)(4)         45.62%

               Laura G. and Marvin M.
               Speiser Trust(2)                 3,703,317(5)            45.62%



               Dimensional Fund Advisors Inc.  470,600(6)                5.90%
               1299 Ocean Avenue
               Santa Monica, CA  90401
________________________

(1) The information concerning security holders is based upon information furnished to the Company by such security holder. Except as otherwise indicated, all of the shares are owned of record and beneficially and the persons identified have sole voting and investment power with respect thereto.

(2) Address is c/o Health-Chem Corporation, 1212 Avenue of the Americas, New York, NY 10036.

(3) Includes the following shares of Common Stock: (i) 266,664 shares owned by Lauralei Investors, Inc. ("Lauralei"), of which Mr. Speiser and his wife, Laura G. Speiser, are the sole stockholders; (ii) 204,000 shares owned by Laurvin Corporation ("Laurvin"), in which Mr. Speiser owns preferred stock convertible into 98% of its voting common stock; (iii) 124,000 shares which Mr. Speiser would receive upon the exercise of all stock options which are currently exercisable or exercisable within sixty days; (iv) 13,371 shares which Mr. Speiser would receive upon conversion of 10 3/8% convertible subordinated debentures; and (v) an aggregate of 1,312,593 shares held by two Laura G. and Marvin M. Speiser Trusts (the "Trusts"), of which Laura G. Speiser and Marvin M. Speiser serve as trustees.

(4) Includes: (i) 1,207,689 shares of Common Stock which the Company has the right to acquire pursuant to an Option Agreement, dated as of December 28, 1990, between Mr. Speiser and the Company as amended on August 30, 1991 (the "1991 Option Shares"); and (ii) 575,000 shares of Common Stock which the Company has the right to acquire pursuant to a Stock Purchase and Option Agreement, dated as of July 15, 1994, between Mr. Speiser and the Company (the "1994 Option Shares"). Until such time as the Company purchases the 1991 Option Shares and/or the 1994 Option Shares, Mr. Speiser has agreed to vote all such Option Shares on all matters for which stockholders are entitled to vote substantially in the same proportion as all other shares of the Company's Common Stock are voted at any special or annual meeting of stockholders of the Company.

      On March 26, 1996, the Board of Directors of the Company approved a recommendation by a special committee (consisting of Messrs. Goldstein, Roshwalb and Zussman) that the Company enter into a stock purchase agreement with Marvin M. Speiser (the "Stock Purchase Agreement") relating to the 1,782,689 shares of Common Stock owned by him subject to the Company's option to repurchase. Pursuant to the Stock Purchase Agreement, the Company will undertake a subscription rights offering of approximately 1,300,000 shares of the Common Stock to its stockholders other than Mr. Speiser. This offering will be registered under the

      Securities Act of 1933, as amended. The Stock Purchase Agreement provides that Mr. Speiser will sell to the Company such number of shares of Common Stock as are subscribed to in the offering at a per share price equal to the combined weighted average exercise price per share of the 1991 Option Shares and the 1994 Option Shares. Mr. Speiser will not receive any subscription rights in the offering but the total number of shares being offered will reflect his retention of such number of shares as would have been offered to him, pro rata. The excess, if any, of the aggregate subscription price received by the Company over the aggregate purchase price paid to Mr. Speiser will be retained by the Company to be applied against the expenses of the transaction and for other corporate purposes. The Stock Purchase Agreement also provides that upon the conclusion of the offering, the agreements relating to the 1991 Option Shares and the 1994 Option Shares and all further rights of the Company to purchase said Option Shares shall be terminated.

(5) Includes the following shares of Common Stock: (i) 1,312,593 shares of Common Stock held by the Trusts; (ii) 266,664 shares of Common Stock owned by Lauralei; (iii) 204,000 shares of Common Stock owned by Laurvin; (iv) options granted to Marvin M. Speiser to purchase 124,000 shares of Common Stock which are currently exercisable or exercisable within 60 days; (v) 13,371 shares of Common Stock which Marvin M. Speiser would receive upon the conversion of 10 3/8% convertible subordinated debentures; and (vi) 1,782,689 shares of Common Stock owned by Marvin M. Speiser. The Trusts and Laura G. Speiser disclaim beneficial ownership of all shares of Common Stock other than those referenced in (i) above.

(6) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 470,600 shares of Common Stock as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.


(b) As of February 29, 1996, each director of the Company, each of the Company's current executive officers named in the Summary Compensation Table below and all directors and officers of the Company, as a group, beneficially owned the following amounts (and percentages) of each class of the voting securities of the Company.

                                        Number of Shares
                                        Beneficially Owned
                  Name of               as of                       Percent
Title of Class    Beneficial Owner      February 29, 1996(1)        of Class
Common Stock      Steven Bernstein          32,000(2)                 *
Common Stock      Matthew Goldstein              0                    0
Common Stock      Samuel R. Goodson         12,000(2)                 *
Common Stock      Murray Lieber              8,500(2)                 *
Common Stock      Paul R. Moeller           19,000(2)                 *
Common Stock      Eugene Roshwalb            5,000                    *
Common Stock      Bruce M. Schloss          12,000(2)                 *
Common Stock      Gregory P. Speiser**         265                    *
Common Stock      Marvin M. Speiser      3,703,317(2)(3)(4)         45.62%
Common Stock      Robert D. Speiser         79,858(2)(3)              *
Common Stock      Milton Y. Zussman         24,495(3)                 *
Common Stock      All directors and
                  officers as a group    3,936,635(5)               47.43%
                  (17 Persons)
______________________

*    Indicates ownership of less than one percent (1%) of class.
** Incumbent director not standing for reelection in 1996. Gregory P. Speiser is the son of Marvin M. Speiser.

(1) The information concerning security holders is based upon information furnished to the Company by such security holder. Except as otherwise indicated, all of the shares are owned of record and beneficially and the persons identified have sole voting and investment power with respect thereto.

(2) Includes the following shares of Common Stock subject to stock options which are currently exercisable or exercisable within 60 days: Mr. Bernstein - 30,000; Mr. Goodson - 12,000; Mr. Lieber - 3,500; Mr. Moeller - 19,000; Mr. Schloss - 12,000; Mr. Marvin M. Speiser - 124,000; and Mr. Robert D. Speiser - 54,000.

(3) Includes the following shares of Common Stock which the named individual would receive upon the conversion of 10 3/8% convertible subordinated debentures: Mr. Marvin M. Speiser - 13,371; Mr. Robert D. Speiser - 8,658; and Mr. Zussman - 1,895.

(4) See footnote (3) to the table under (a) above for the number of shares with respect to which Mr. Marvin M. Speiser has the right to acquire beneficial ownership and footnote (4) to the table under (a) as to the beneficial ownership of certain other shares.

(5) Includes the following shares of Common Stock: (i) 294,700 shares which twelve of such persons would receive upon the exercise of stock options which are either currently exercisable, or exercisable within 60 days;
      (ii) 23,924 shares which would be acquired by three of such persons upon the conversion of 10 3/8% convertible subordinated debentures; and (iii) an aggregate of 470,664 shares owned by entities controlled by or for the benefit of certain relatives of three of such persons, all of which shares are or may be deemed to be beneficially owned by such persons.


                         EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation of each of the Chief Executive Officer and the four most highly-compensated executive officers of the Company whose annual salary and bonus, if any, exceeded $100,000 for services in all capacities to the Company during the last three fiscal years.

                                                   SUMMARY COMPENSATION TABLE

Name                                                                         Long-term
and                                                           Other          Compensation
Principal                  Annual Compensation                Annual         Awards
Position                   Year     Salary        Bonus(1)    Compensation   Options(2)
Marvin M. Speiser          1995     $422,425    $  ---       $ 39,917           0
Chairman and Chief         1994      395,070     152,075      101,749        30,000
Executive Officer          1993      363,753     451,950      109,322        20,000

Robert D. Speiser          1995     $227,367    $  ---       $ 13,561           0
Executive Vice President   1994      212,644     152,075       13,481        20,000
and President- Transderm   1993      195,788     394,573(6)     6,876        20,000
Laboratories Corporation
and Hercon Laboratories
Corporation

Bruce M. Schloss           1995     $143,500    $  ---       $  9,724           0
Vice President and         1994      135,039       ---          9,136        10,000
General Counsel            1993      125,077      15,000        5,196        10,000

Samuel R. Goodson          1995     $143,002    $  ---       $  7,518           0
President-Pacific          1994      133,742       ---          6,546        10,000
Combining Corporation      1993      126,396       ---         10,269        10,000

Elio P. Mariani            1995     $174,250    $  ---       $  1,481           0
Former Vice President-     1994      165,039      76,038        1,432        10,000
Transderm Laboratories     1993      155,626     197,287        5,635        10,000
Corporation and former
Senior Vice President-
Hercon Laboratories
Corporation



All Other
Compensation(1)(3)
  $99,047
   34,428
   27,480

  $   510
      510
    1,927




  $   198
      194
      180

  $ 4,410
    2,457
    2,457

  $ 1,350
    1,350
      864


(1) Does not include information with respect to personal benefits provided to the named individuals which do not exceed disclosure thresholds established under Securities and Exchange Commission rules.

(2)   Does not include options to purchase common stock of subsidiary.  See

     "Executive Compensation-Employment Agreements."

(3) Represents the term cost value of all excess group life insurance policies on behalf of the named individuals. For Marvin M. Speiser, also includes $9,400 which represents the term portion of the premium paid with respect to a split dollar life insurance arrangement between the Company and Mr. Speiser, and $59,374 which represents the present value to Mr. Speiser of the non-term portion of the premium paid by the Company with respect to this arrangement. The present value was calculated as an interest-free loan on the whole life portion of the premium over the maturation of the policy.


                        OPTION GRANTS IN LAST FISCAL YEAR

     During 1995, no options to purchase Common Stock of the Company were granted to any named executives. See "Executive Compensation-Employment Agreements" for information with respect to options granted to purchase stock of Transderm.

                               AGGREGATED OPTION EXERCISES IN LAST
                         FISCAL YEAR AND FISCAL YEAR END OPTION VALUE

                                                        Number of      Value of Unexercised
                                                        Unexercised       In-the-Money
                                                        Options at         Options at
                                                        12/31/95          12/31/95(2)
                   Shares Acquired                      Exercisable/      Exercisable/
                   on Exercises (1)   Value Realized    Unexercisable     Unexercisable
Name                     (#)              ($)(1)             (#)               ($)
Marvin M. Speiser     ---                ---            124,000/56,000        0/0

Robert D. Speiser     ---                ---             54,000/36,000        0/0

Bruce M. Schloss      ---                ---             12,000/18,000        0/0

Samuel R. Goodson     ---                ---             12,000/18,000        0/0

Elio P. Mariani       ---                ---             12,000/18,000(3)     0/0


(1) None of the named executive officers exercised any stock options during the fiscal year ended December 31, 1995.

(2) Based upon the closing sale price of the Company's Common Stock on December 31, 1995 on the American Stock Exchange minus the respective option exercise price.

(3)   All options expired subsequent to December 31, 1995.

                            EMPLOYMENT AGREEMENTS

     In April 1995, Health-Chem entered into a five-year Employment Agreement with Marvin M. Speiser which provided for an initial base annual salary of $415,552 ($120,000 in respect of services as an officer of the Company's Herculite subsidiary) plus an annual bonus determined by the Company's Board at least equal to ten percent of the amount by which pretax net income of each of the Company's Herculite, Hercon Laboratories and Hercon Environmental subsidiaries for a calendar year exceeds the average of such subsidiary's pretax net income, as defined, for the prior two calendar years, and for similar benefits, vacation and perquisites as that made available to comparable executives of the Company. The Employment Agreement also provides for minimum yearly salary increases of 4% on each September 1 during the employment period. The Employment Agreement further provides that upon retirement on or after January 1, 2000 (the "retirement date"), Marvin M. Speiser will be entitled to receive an annual supplemental pension benefit equal to 60% of his final base salary, which for this purpose will be the highest nominal annual salary paid to him during his employment. The supplemental pension will be payable for a period of ten (10) years beginning on the retirement date, or if later, the January 1 following termination of employment. In the event of termination of employment prior to the retirement date, the amount of the supplemental pension payable on that date will be prorated based on the period of employment from December 31, 1994 to the date of termination. No proration will be applied, however, if Mr. Speiser's employment is involuntarily terminated (as described below). An actuarially reduced supplemental pension benefit may be paid if the benefit is commenced upon termination of employment prior to the retirement date.

     Pursuant to the Employment Agreement, the Company caused its Transderm subsidiary to grant to Marvin M. Speiser an option to purchase 5,000,000 shares of common stock of Transderm, at an exercise price of $.10 per share, which was the per share subscription exercise price in Transderm's initial public offering. This option will become exercisable in full on November 13, 1996, the first anniversary of the date of grant, subject to acceleration in the event of involuntary termination or a Change in Control, and, will expire ten (10) years from the date of grant, subject to earlier termination on the first anniversary of termination of Mr. Speiser's employment due to death or disability, or in circumstances that do not qualify as involuntary termination under the Employment Agreement. In the event of involuntary termination, the option will terminate on the earlier of the fifth anniversary of such termination of employment or ten (10) years from the date of grant. Finally, if within 18 months following the termination of his employment with the Company or any of its subsidiaries, Marvin M. Speiser accepts employment with a competitor or otherwise engages in competition with the business of the Company or any of its subsidiaries, any unexercised options at that time will be forfeited and he will be obligated to pay Transderm with respect to any exercised options, the economic value realized or obtained at the time of exercise.

     Marvin M. Speiser is entitled to continue to receive the salary, bonus and other compensation provided for under the Employment Agreement for a period of five (5) years following an involuntary termination of his employment during the term of the Employment Agreement. Marvin M. Speiser's employment will be deemed to have been involuntarily terminated if his employment is terminated by the Company for reasons other than cause, which is defined to mean certain felony convictions or the willful and continued failure to substantially perform duties. Mr. Speiser's employment will be deemed to have been involuntarily terminated in the event of his resignation following a breach of the Employment Agreement by the Company, a material diminution of his duties and responsibilities, a change in his primary employment location to a place outside the New York City metropolitan area, or for any reason within one year following a Change in Control. For purposes of the Employment Agreement, a "Change in Control" is defined to include (i) the acquisition of beneficial ownership of 25% of the combined voting power of the Company's securities, (ii) the first purchase of the Company's Common Stock pursuant to a tender or exchange offer, (iii) the approval by the Company's stockholders of a merger or consolidation in which the Company is not the surviving corporation or a sale or disposition of substantially all of the Company's assets or a plan of liquidation or dissolution, or (iv) a change in the composition of the Board of the Company by more than one-third (1/3) in any two-year period other than directors nominated by the existing Board. The Employment Agreement also provides that Marvin M. Speiser will be entitled to supplemental compensation to mitigate the effect of any excise taxes to which he may be subject as a result of a Change in Control.

     In April 1995, Health-Chem also entered into a similar Employment Agreement with Robert D. Speiser, with the following material exceptions:
(i) an initial base annual salary of $223,668 ($104,000 in respect of his services as an officer of Hercon Laboratories) plus an annual bonus determined by the Company's Board at least equal to the increase in pretax net income, as defined, for Hercon Laboratories under the same terms as set forth above for Marvin M. Speiser; and (ii) a "retirement date," as defined in the Employment Agreement, of January 1, 2010. The Company also caused Transderm to grant Robert D. Speiser, in accordance with his Employment Agreement, an option to purchase up to 5,000,000 shares of common stock of Transderm at an exercise price of $.10 per share on substantially the same terms and conditions as set forth above for Marvin M. Speiser.

                           STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return for the five years ended December 31, 1995 based upon the market price of the Company's Common Stock, with the cumulative total return on the AMEX Market Value Index and a defined peer group based on (a) similar market capitalization as of December 31, 1995 and
(b) comparable sales performance over the five year period. The Company has elected to compare its yearly percentage change in total stockholder return against a market capitalization peer group because the Company operates in several lines of business and financial information on the Company's competitors in the synthetic fabric industry is not publicly available. The Company therefore does not believe that it can reasonably identify an industry-based peer group. The graph assumes a $100 investment on December 31, 1990 and the reinvestment of any and all dividends.

                           HEALTH-CHEM CORPORATION
               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         Health-Chem Corporation, AMEX Market Value Index and Market
                          Capitalization Peer Group


Capitalization     Health-Chem     AMEX Market     Market Peer
     Date          Corporation     Value Index         Group


12/31/90               $100.00         $100.00         $100.00
12/31/91                150.00          123.17          159.74
12/31/92                283.33          124.86          127.86
12/31/93                500.00          148.34          113.97
12/31/94                416.67          131.04           81.79
12/31/95                200.00          168.90           59.67

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The Compensation Committee of the Board of Directors (the "Committee") is composed of two independent outside directors of the Company. During 1995, the Committee met on two occasions to carry out its responsibilities including the development and administration of policies governing annual compensation for senior executives of the Company.

     In developing and administering these policies, the Committee has focused on compensating Company executives: on a competitive basis with other comparably sized and managed companies; in a manner consistent and supportive of overall Company objectives; and, through a compensation plan which balances the longer and shorter-term strategic initiatives of the Company. Consistent with compensation program objectives identified in last year's Compensation Committee Report, the Committee intends that the executive compensation program will:

     (1) Reward executives for strategic management and enhancement of stockholder value;

     (2) reflect each executive's success at resolving key operational issues;

     (3)  facilitate both the short and long-term planning process; and

     (4) attract and retain key executives believed to be critical to the long-term success of the Company.

     The Company's compensation program for executive officers generally consists of a fixed base salary, performance-related bonus awards and long-term incentive compensation in the form of stock options. In addition, Company executives are able to participate in various benefit plans generally available to other full-time employees of the Company.

     In reviewing the Company and executives' performance over the past fiscal year, the Committee took into consideration, among other things, the following performance factors in making its compensation recommendations: continued implementation of materials management and cost control programs and successful completion of the transactions contemplated under the Plan of Reorganization and Asset Exchange Agreement (the "Plan of Reorganization"), including the partial spin-off of Transderm.

     In the first quarter of 1995, Marvin M. Speiser and Robert D. Speiser, with the encouragement of the Committee, proposed that five-year employment agreements be entered into between the Company and each of them which would incorporate for the most part the existing basis of compensation, including bonuses tied to growth in pretax income for business operations for which each was responsible.

     The Committee, in negotiating the final terms of the employment agreements (which were entered into in April 1995), utilized, in part, the study provided by compensation consultants during 1994 as to relevant factors including, the overall content, market competitiveness, long-term vs. short-term balance, and performance vs. pay elements. For a more complete description of these employment agreements see "Executive Compensation-Employment Agreements" elsewhere in this Proxy Statement.

Base Salary

     The Company's base salary is intended to provide a competitive remuneration for services provided to the Company over a one year period or such longer period as may be covered under employment agreements. Base salaries are set at levels designed to attract and retain the most appropriately qualified individuals for each of the key management level positions within the Company. In determining these amounts, the Committee takes into consideration regional and national compensation information for comparable companies, industry patterns, and levels of responsibility for each executive.

Short-Term Incentives

     Short-term incentives are paid primarily to recognize specific operating performance achieved within the last fiscal year. Since such incentive payments are related to a specific year's performance, the Committee understands and accepts that such payments may vary considerably from one year to the next. The Company's bonus program ties executive compensation directly back to operating profitability in each of the Company's subsidiaries. Depending on management level and seniority, certain executives within each entity are able to earn a percentage of the improvement in earnings over the average earnings for the preceding two calendar years within the entity. Based on this formula, no bonus payments were paid to any of the named executives for the fiscal year 1995.


Long-Term Incentives

     Although the Committee recognizes the value of stock option grants in motivating long-term strategic decision making, in 1995 no options to acquire Common Stock were granted nor were any awards made under the 1995 Performance Equity Plan to any executive officers, officers or any employees of the Company. However pursuant to the employment agreements with Marvin
M. Speiser and Robert D. Speiser, at the conclusion of the subscription rights offering of Transderm's common stock, each of them was granted an option to acquire up to 5,000,000 shares of common stock of Transderm at $.10 per share, the subscription price therefor. Each such option becomes exercisable in November 1996, subject to acceleration in certain circumstances, and remains exercisable until November 2005. See "Executive Compensation-Employment Agreements" elsewhere in this Proxy Statement for a more complete description of these options.

Chief Executive Officer

     In April 1995, Mr. Marvin M. Speiser, Chief Executive Officer, entered into an employment agreement with the Company. In accordance with the employment agreement, as of September 1, 1995, Mr. Speiser received an increase in his base salary of 5% over the prior year's level, adjusted proportionately for the balance of 1995. Pursuant to the employment agreement, the amount of any bonus for Mr. Speiser is based on the improvement in earnings over the average earnings for the preceding two calendar years within the Company's operating businesses. Based on this formula, Mr. Speiser received no bonus payment for fiscal year 1995.

     Finally, Mr. Speiser was granted an option to purchase up to 5,000,000 shares of Transderm common stock. The option was granted at an exercise price equal to the subscription offering exercise price, and therefore attains value only through an increase in the publicly traded price per share. The options become exercisable in November 1996 and remain exercisable for nine years.

     The Committee believes that Mr. Speiser's compensation reflects his contribution to the Company and the achievement of specific long-term and short-term objectives of the Company. In addition to the Company's financial performance, the Committee has taken into consideration a number of other managerial and leadership factors, including the spearheading of programs related to cost containment and materials management and his role in the successful completion of the transactions contemplated by the Plan of Reorganization.


                      Compensation Committee





                      Eugene Roshwalb
                      Milton Y. Zussman

               INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     In July 1995, the Company advanced Marvin M. Speiser $150,000 with respect to an installment of principal due to The First National Bank of Maryland ("FNBM") under a loan agreement dated July 15, 1994 (the "FNBM Agreement"). In addition, during 1995 the Company advanced to Mr. Speiser an aggregate of approximately $97,500 relating to the interest payable under the FNBM Agreement. These advances were intended to be repaid out of Mr. Speiser's bonus for 1995 and thereafter or as a set-off to the purchase price to be paid to Mr. Speiser by the Company upon exercise of its option to repurchase shares of Common Stock issued to him pursuant to a Stock Purchase and Option Agreement dated July 15, 1994.

     As described in note (4) to table (a) under "Security Ownership of Certain Beneficial Owners and Management," the Company intends to effect a registered subscription rights offering of its Common Stock and that these advances to Mr. Speiser together with any other amounts advanced with respect to the FNBM Agreement will be set off against the aggregate purchase price due to Mr. Speiser upon the completion of the offering.

     In connection with the FNBM Agreement, the Company agreed to pledge to FNBM certain cash equivalent collateral in exchange for the written agreement by Mr. Speiser and his wife, Laura G. Speiser (collectively "the Speisers") to indemnify and hold the Company harmless from and against any and all losses that the Company may suffer as a result of the foreclosure by FNBM on the pledged collateral in connection with the FNBM Agreement (the "Indemnification Agreement"). The Indemnification Agreement between the Speisers and the Company is secured by the Speisers' pledge of certain assets having an aggregate net realizable value at least equal to the collateral pledged by the Company to FNBM in connection with the FNBM Agreement.


                 INDEPENDENT PUBLIC ACCOUNTANTS

     Coopers & Lybrand, L.L.P., independent public accountants, currently audits the Company's books and records.

     Effective November 13, 1995, the Board of Directors of the Company approved the recommendation of the Company's Audit Committee to appoint the accounting firm of Coopers & Lybrand, L.L.P. as independent accountants for the Company for the year ending December 31, 1995. The audit work of Deloitte & Touche LLP was terminated as of November 13, 1995.

     During the 1994 and 1993 fiscal years and the subsequent interim period preceding the termination of Deloitte & Touche LLP, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any reportable events.

     Deloitte & Touche LLP's report on the financial statements for the past two years contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     Representatives of Coopers & Lybrand, L.L.P., are expected to be present at the Meeting, will be given the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.


                     ANNUAL REPORT TO STOCKHOLDERS

     A copy of the Company's 1995 Annual Report has been mailed to stockholders of record at the close of business on March 22, 1996 together with this Notice of Meeting and Proxy Statement. The Company files an annual report on Form 10-K with the Securities and Exchange Commission which includes additional information concerning the Company and its operations. This report, except for exhibits, will be furnished to stockholders, without charge, upon written request to the Secretary of the Company.


                         COST OF SOLICITATION

     The Company will bear the cost of the Meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers, and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their reasonable expenses incurred in connection therewith.


                         STOCKHOLDER PROPOSALS

     Stockholders of the Company wishing to include proposals in the proxy material in relation to the annual meeting of the Company to be held in 1997 must submit the same in writing so as to be received at the principal executive office of the Company on or before November 15, 1996. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

                                       By Order of the Board of Directors,



                                       Marvin M. Speiser
                                       Chairman of the Board and President

New York, New York